Exhibit 10.8

BAYCOAST BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

BAYCOAST BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

THIS ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT (“Agreement”) is made and entered into this _____ day of ________, 20___, by and between BAYCOAST BANK (“Bank”), a bank located in Swansea, Massachusetts, and __________________ (“Executive”).

The purpose of this Agreement is to retain and reward the Executive, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the Executive with the designated beneficiary of the Executive. The Bank will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 2.1.

1.2

“Base Salary” means the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to an Executive for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Executive’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.3	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.4

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.6	“Effective Date” means ________________.

1.7	“Executive’s Interest” means the benefit set forth in Section 2.2.

BAYCOAST BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

1.8	“Insured” means the individual Executive whose life is insured.

1.9	“Insurer” means the insurance company issuing the Policy on the life of the Executive.

1.10	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.11	“Policy” or “Policies” means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Executive’s life under this Agreement.

1.12	“Termination of Employment” means the termination of the Executive’s service with the Bank for reasons other than death.

Article 2

Policy Ownership and Interests

2.1

Bank’s Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership, except as limited herein. The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Executive’s Interest is determined according to Section 2.2 below.

2.2

Executive’s Interest. Upon Executive’s death while employed by the Bank, the Executive’s Beneficiary shall be entitled to an amount of death proceeds equal to the lesser of one times (1x’s) the Executive’s final Base Salary or one hundred percent (100%) of the Net Death Proceeds. In no event shall the death benefit hereunder exceed the Net Death Proceeds of the Policy. The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary pursuant to the terms of this Agreement. The Executive shall also have the right to elect and change settlement options with respect to the Executive’s Interest by providing written notice to the Bank and the Insurer. Upon the Executive’s Termination of Employment, this Agreement shall automatically terminate and no death benefit shall be due hereunder.

2.3

Bank has no Obligation to Pay. Death proceeds payable under this Agreement shall be paid solely by the Insurer from the proceeds of any Policy (ies) on the life of the Insured. In no event shall the Bank be obligated to pay a death benefit under this Agreement from its general funds. Should an Insurer refuse or be unable to pay death proceeds endorsed to Insured under the express terms of this Agreement, or should the Bank cancel the Policy (ies) for any reason, Executive’s Beneficiary (ies) shall not be entitled to a death benefit.

Article 3

Forfeiture of Benefit

3.1	Forfeiture of Benefit. Notwithstanding anything to the contrary herein, the Executive will forfeit the benefit described in Section 2.2 if:

(a)	Any provision in Article 6 applies;

BAYCOAST BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

(b)	The Executive provides written notice to the Bank declining further participation in the Agreement; or

(c)	Upon the Executive’s Termination of Employment.

Article 4

Comparable Coverage

4.1

Offer to Purchase. If the Bank for any reason terminates or cancels a Policy, this Agreement shall automatically terminate and the Executive’s Beneficiary shall not be entitled to a benefit hereunder. The Bank shall also give the Executive at least thirty (30) days to purchase such Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority. Executive agrees that this Agreement shall satisfy the written notice requirement.

Article 5

Premiums and Imputed Income

5.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

5.2

Economic Benefit. The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequently applicable authority.

5.3	Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2.

Article 6

General Limitations

6.1

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Executive shall forfeit any right to a benefit under this Agreement if the Bank terminates the Executive’s employment for cause. Termination of the Executive’s employment “for Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.

6.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the Executive’s rights in the Agreement shall terminate if the Executive is subject to a final

BAYCOAST BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

6.3

Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide during the Policy exclusion period, or if the insurance company denies coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 7

Beneficiaries

7.1

Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Bank in which the Executive participates.

7.2

Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Bank prior to the Executive’s death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

7.4

No Beneficiary Designation. If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive’s estate.

7.5

Facility of Payment. If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence,

BAYCOAST BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 8

Assignment

The Executive may irrevocably assign without consideration all of the Executive’s Interest in this Agreement to any person, entity, or trust. In the event the Executive shall transfer all of the Executive’s Interest, then all of the Executive’s Interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement. Notwithstanding any assignment made by the Executive under this Article 8, for the purpose of determining benefits payable under this Agreement, Executive’s employment status shall continue to control the terms of any vesting and/or forfeiture of benefits.

Article 9

Insurer

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

Article 10

Claims and Review Procedure

10.1	Claims Procedure. The Executive or Beneficiary (“Claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

10.1.1

Initiation – Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

10.1.2

Timing of Bank Response. The Bank shall respond to such Claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an

BAYCOAST BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

10.1.3

Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; and
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

10.2	Review Procedure. If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

10.2.1	Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

10.2.2

Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

10.2.3

Considerations on Review. In considering the review, the Bank shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.2.4

Timing of Bank’s Response. The Bank shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

10.2.5

Notice of Decision. The Bank shall notify the Claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

BAYCOAST BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based; and
(c)

A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

Article 11

Amendments and Termination

Notwithstanding anything to the contrary herein, the Bank may amend or terminate this Agreement only if: (i) continuation of the Agreement would cause significant financial harm to the Bank, (ii) the Executive agrees to such action, (iii) the Bank’s banking regulator(s) issues a written directive to amend or terminate the Agreement; or (iv) changes in tax, accounting, regulatory or other rules and regulations governing this Agreement are detrimental to the Bank.

Article 12

Administration

12.1

Plan Administrator. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

12.2

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

12.3

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

12.4

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

12.5

Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters

BAYCOAST BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

relating to the Base Salary of the Executive, the date and circumstances of the retirement, Disability, death or termination of the Executive, and such other pertinent information as such contracted party may reasonably require.

Article 13

Miscellaneous

13.1	Binding Effect. This Agreement shall bind the Executive and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

13.2

No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an Executive of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an Executive nor interfere with the Executive’s right to terminate employment at any time.

13.3

Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the state where the principal offices of the Bank reside, except to the extent preempted by the laws of the United States of America.

13.4

Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

13.5

Notice. Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification. Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

13.6

Entire Agreement. This Agreement, along with the Executive’s Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

BAYCOAST BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE:	BANK:
BayCoast Bank

By

Title

BAYCOAST BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

Note: This agreement has been entered into with each Named Executive Officer

Nicholas M. Christ, Marie Pellegrino and Carl Taber